OFFER TO PURCHASE
                                          BY
                               TEXAS UTILITIES COMPANY
                                ANY AND ALL SHARES OF
                           TEXAS UTILITIES ELECTRIC COMPANY

          $4.00 Preferred Stock (Dallas Power Series) ("$4.00 DPL Series"),
            CUSIP No. 882850 40 7, at a Purchase Price of $66.01 Per Share

         $4.00 Preferred Stock (Texas Electric Series) ("$4.00 TES Series"),
            CUSIP No. 882850 87 8, at a Purchase Price of $66.01 Per Share

           $4.00 Preferred Stock (Texas Power Series) ("$4.00 TPL Series"),
            CUSIP No. 882850 75 3, at a Purchase Price of $66.01 Per Share

                       $4.24 Preferred Stock ("$4.24 Series"),
            CUSIP No. 882850 30 8, at a Purchase Price of $69.97 Per Share

                       $4.44 Preferred Stock ("$4.44 Series"),
            CUSIP No. 882850 71 2, at a Purchase Price of $73.27 Per Share

                       $4.50 Preferred Stock ("$4.50 Series"),
            CUSIP No. 882850 20 9, at a Purchase Price of $71.89 Per Share

              $4.56 Preferred Stock (Texas Electric Series) ("$4.56 TES
                                      Series"),
            CUSIP No. 882850 86 0, at a Purchase Price of $72.84 Per Share

           $4.56 Preferred Stock (Texas Power Series) ("$4.56 TPL Series"),
            CUSIP No. 882850 74 6, at a Purchase Price of $72.84 Per Share

                       $4.64 Preferred Stock ("$4.64 Series"),
             CUSIP No. 882850 85 2, a Purchase Price of $76.57 Per Share

                       $4.76 Preferred Stock ("$4.76 Series"),
            CUSIP No. 882850 72 0, at a Purchase Price of $78.55 Per Share

                       $4.80 Preferred Stock ("$4.80 Series"),
            CUSIP No. 882850 50 6, at a Purchase Price of $79.21 Per Share

                       $4.84 Preferred Stock ("$4.84 Series"),
            CUSIP No. 882850 73 8, at a Purchase Price of $79.87 Per Share

                       $5.08 Preferred Stock ("$5.08 Series"),
            CUSIP No. 882850 84 5, at a Purchase Price of $83.83 Per Share

                 $6.375 Cumulative Preferred Stock ("$6.375 Series"), CUSIP No. 882850 43 1, at a Purchase Price of $106.76 Per Share

                  $6.98 Cumulative Preferred Stock ("$6.98 Series"),
           CUSIP No. 882850 46 4, at a Purchase Price of $109.20 Per Share

                  $7.98 Cumulative Preferred Stock ("$7.98 Series"),
           CUSIP No. 882850 47 2, at a Purchase Price of $117.00 Per Share

          Adjustable Rate Cumulative Preferred Series A Stock ("Adjustable A Series"),
           CUSIP No. 882850 59 7, at a Purchase Price of $100.25 Per Share
                      $2.05 Depositary Shares, ("$2.05 Series"),
            CUSIP No. 882850 48 0, at a Purchase Price of $26.53 Per Share

                $1.875 Depositary Shares, Series A ("$1.875 Series"),
            CUSIP No. 882850 44 9, at a Purchase Price of $27.62 Per Share

                $1.805 Depositary Shares, Series B ("$1.805 Series"),
            CUSIP No. 882850 41 5, at a Purchase Price of $27.45 Per Share

          Holders of record on March 12, 1997 of tendered Shares having a regular quarterly dividend payment date of April 1 will be entitled to the regular quarterly dividend payable on April 1, 1997. Holders of tendered Shares having a regular quarterly dividend payment date of May 1 will receive as part of the purchase price, in addition to the amount stated above, an amount equal to accrued and unpaid dividends to the payment date for Shares tendered.


       THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
                                    CITY TIME, ON
                  FRIDAY, MARCH 21, 1997, UNLESS THE OFFER IS EXTENDED


          Texas Utilities Company, a  Texas corporation (the "Offeror"), invites
     (i) the holders of shares of preferred stock ("Preferred Stock") and depositary shares each representing 1/4 share of a series of preferred stock ("Depositary Shares") of Texas Utilities Electric Company (the "Company") of the series listed above (the "Shares") to tender for purchase any and all of their Shares for the price per share indicated above with respect to each series, in each case net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the Letter of Transmittal (which, together with the Offer to Purchase, constitutes the "Offer" with respect to each series of Preferred Stock and Depositary Shares). Upon the terms and subject to the conditions set forth herein, the Offeror will purchase any and all Shares validly tendered and not withdrawn.

                                   ________________

          THE OFFER FOR SHARES OF ONE SERIES OF PREFERRED STOCK OR DEPOSITARY SHARES (EACH A "SERIES") IS INDEPENDENT OF THE OFFER FOR SHARES OF ANY OTHER SERIES. THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES OF ANY OF THE SERIES BEING TENDERED. THE OFFER, HOWEVER, IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7 "CERTAIN CONDITIONS OF THE OFFER."

          SUBJECT TO THE RECEIPT OF A PROPERLY COMPLETED AND DULY EXECUTED NOTICE OF SOLICITED TENDERS AS DESCRIBED HEREIN, THE OFFEROR WILL PAY TO A SOLICITING DEALER (AS DEFINED HEREIN) A SOLICITATION FEE AS DESCRIBED HEREIN FOR SHARES, OTHER THAN SHARES OF THE ADJUSTABLE A SERIES, THAT ARE TENDERED, ACCEPTED FOR PAYMENT AND PAID FOR PURSUANT TO THE OFFER.

                                _____________________

          The Depositary Shares are listed and traded on the New York Stock Exchange, Inc. (the "NYSE"). As of February 21, 1997, the last sale price as reported by the NYSE was $25.75 for the $2.05 Series, $25.625 for the $1.875 Series and $25.375 for the $1.805 Series. The Shares of Preferred Stock are traded in the over-the-counter market and are not listed on any national securities exchange or quoted on the automated quotation system of a registered securities association. The quarterly sales prices and bids are set forth in Section 8 "Price Ranges of Shares; Dividends."

            SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR
                                     THE SHARES.

                                    ______________

          THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                    ______________

          THE OFFEROR, THE COMPANY AND THE BOARD OF DIRECTORS AND MANAGEMENT OF THE OFFEROR AND OF THE COMPANY MAKE NO RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER ANY OR ALL SHARES OF ANY SERIES PURSUANT TO THE OFFER. SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS AS TO WHETHER TO TENDER SHARES OF ANY SERIES PURSUANT TO THE OFFER AND, IF SO, HOW MANY SHARES TO TENDER.

                                    ______________

                        The Dealer Managers for the Offer are:

                                 Merrill Lynch & Co.

                 Salomon Brothers Inc              Smith Barney Inc.

          The date of this Offer to Purchase is February 24, 1997.

				    IMPORTANT

          Any shareholder desiring to tender any or all of such shareholder's Shares should either (1) complete and sign the Letter of Transmittal, in accordance with the instructions in the Letter of Transmittal, mail it or deliver it by hand, together with any other required documents, to The Bank of New York, as Depositary, and deliver the certificates for such Shares to the Depositary or (2) request such shareholder's broker, dealer, commercial bank, trust company or nominee to effect the transaction for such shareholder. Shareholders whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or nominee must contact such broker, dealer, commercial bank, trust company or nominee if they desire to tender such Shares. Shareholders who desire to tender Shares and whose certificates for such Shares are not available immediately, or who cannot comply in a timely manner with the procedure for book-entry transfer, should tender such Shares by following the procedures for guaranteed delivery set forth in Section 4 "Procedure for Tendering Shares."

          EACH SERIES IS INDICATED SEPARATELY IN THE LETTER OF TRANSMITTAL AND NOTICE OF GUARANTEED DELIVERY, AND HOLDERS WHO WISH TO TENDER SHARES OF MORE THAN ONE SERIES MUST SUPPLY THE APPROPRIATE INFORMATION FOR EACH SUCH SERIES IN A SEPARATE LETTER OF TRANSMITTAL AND NOTICE OF GUARANTEED DELIVERY FOR EACH SERIES.

          Questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other tender offer materials may be directed to D.F. King & Co., Inc., as Information Agent, or the Dealer Managers at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

          NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE OFFEROR OR THE COMPANY AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES OF ANY SERIES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION, INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE OFFEROR OR THE COMPANY.

                                  TABLE OF CONTENTS

                                                                            Page


     SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  ii

     INTRODUCTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

     Section 1.     Purpose of the Offer; Certain Effects of the Offer;
                    Plans of the Offeror and the Company After the Offer . .   2

     Section 2.     Certain Legal Matters; Regulatory and Foreign Approvals;
                    No Appraisal Rights  . . . . . . . . . . . . . . . . . .   5

     Section 3.     Number of Shares; Purchase Price; Expiration Date;
                    Receipt of Dividend; Extension of the Offer  . . . . . .   5

     Section 4.     Procedure for Tendering Shares . . . . . . . . . . . . .   6

     Section 5.     Withdrawal Rights  . . . . . . . . . . . . . . . . . . .   8

     Section 6.     Acceptance for Payment of Shares and Payment
                    of Purchase Price  . . . . . . . . . . . . . . . . . . .   8

     Section 7.     Certain Conditions of the Offer  . . . . . . . . . . . .  10

     Section 8.     Price Ranges of Shares; Dividends  . . . . . . . . . . .  11

     Section 9.     Certain Information Concerning the Company . . . . . . .  17

     Section 10.    Source and Amount of Funds . . . . . . . . . . . . . . .  19

     Section 11.    Transactions and Agreements Concerning the Shares  . . .  19

     Section 12.    Extension of Tender Period; Termination; Amendments  . .  20

     Section 13.    Certain U.S. Federal Income Tax Consequences . . . . . .  21

     Section 14.    Fees and Expenses  . . . . . . . . . . . . . . . . . . .  23

     Section 15.    Miscellaneous  . . . . . . . . . . . . . . . . . . . . .  24

                                       SUMMARY

          This general summary is provided solely for the convenience of holders of Shares and is qualified in its entirety by reference to the full text and more specific details contained in this Offer to Purchase and the Letter of Transmittal and any amendments hereto and thereto. Holders of Shares are urged to read this Offer to Purchase and the Letter of Transmittal in their entirety. Each of the capitalized terms used in this Summary and not defined herein has the meaning set forth elsewhere in this Offer to Purchase.

     The Offeror         Texas Utilities Company

     The Company         Texas Utilities Electric Company

     The Shares          Any and all shares of the:

             SERIES        PURCHASE    SHARES OUTSTANDING     CUSIP
                           PRICE PER                          NUMBER
                           SHARE

      $4.00 DPL Series         $66.01     70,000           882850 40 7

      $4.00 TES Series         $66.01    110,000           882850 87 8

      $4.00 TPL Series         $66.01     70,000           882850 75 3

      $4.24 Series             $69.97    100,000           882850 30 8

      $4.44 Series             $73.27    150,000           882850 71 2

      $4.50 Series             $71.89     74,367           882850 20 9

      $4.56 TES Series         $72.84     64,947           882850 86 0

      $4.56 TPL Series         $72.84    133,628           882850 74 6

      $4.64 Series             $76.57    100,000           882850 85 2

      $4.76 Series             $78.55    100,000           882850 72 0

      $4.80 Series             $79.21    100,000           882850 50 6

      $4.84 Series             $79.87     70,000           882850 73 8

      $5.08 Series             $83.83     80,000           882850 84 5

      $6.375 Series           $106.76  1,000,000           882850 43 1

      $6.98 Series            $109.20  1,000,000           882850 46 4

      $7.98 Series            $117.00    474,000           882850 47 2
      Adjustable Series A     $100.25    884,700           882850 59 7

      $2.05 Series             $26.53  1,355,489           882850 48 0

      $1.875 Series            $27.62  1,568,934           882850 44 9

      $1.805 Series            $27.45  1,204,530           882850 41 5

     Holders of record on March 12, 1997 of tendered Shares having a regular quarterly dividend payment date of April 1 will be entitled to the regular quarterly dividend payable on April 1, 1997. Holders of tendered Shares having a regular quarterly dividend payment date of May 1 will receive as part of the purchase price, in addition to the amount stated above, an amount equal to accrued and unpaid dividends to the payment date for Shares tendered.
     See Section 8 "Price Ranges of Shares; Dividends."

     Independent Offer . . .       The Offer  for one  Series is independent  of
                                   the Offer for any other  Series. The Offer is
                                   not conditioned  upon any  minimum number  of
                                   Shares of  any of the  Series being tendered.
                                   The  Offer,  however, is  subject  to certain
                                   other conditions.   See  Section 7   "Certain
                                   Conditions of the Offer."

     Expiration Date
     of the Offer  . . . . .       The Offer  expires on Friday, March  21, 1997
                                   at  12:00   midnight,  New  York  City  time,
                                   unless the Offer is extended with respect to any Series.

     How to Tender Shares  .       See   Section  4 "Procedure   for   Tendering
                                   Shares." For further information, call the Information Agent or the Dealer Managers or consult your broker for assistance.

     Withdrawal Rights . . .       Tendered  Shares   of  any   Series  may   be
                                   withdrawn at  any time  until the  expiration
                                   of  the  Offer  with respect  to  such Series
                                   and,   unless   theretofore    accepted   for
                                   payment, also may be withdrawn after 12:00 midnight, New York City time, on April 21,
                                   1997. See Section 5 "Withdrawal Rights."

     Purpose of the Offer  .       The Offeror is  making the  Offer because  it
                                   believes that the purchase of Shares will benefit its consolidated financial position.
                                   In addition, the Offer gives shareholders the opportunity to sell their Shares at a price the Offeror believes to be a premium over market price and without the usual transaction costs associated with a market sale. Furthermore, the Offeror intends to vote all Shares purchased pursuant to the Offer in favor of proposed amendments to the Articles of Incorporation of the Company.
                                   See Section 1 "Purpose of the Offer;  Certain
                                   Effects of the Offer; Plans of the Offeror and the Company After the Offer."

     Brokerage Commissions .       Not payable by shareholders.

     Solicitation Fee  . . .       Not payable  by  shareholders.   The  Offeror
                                   will pay  to a  Soliciting Dealer  for Shares
                                   that are  tendered, accepted for  payment and
                                   paid   for   pursuant   to   the   Offer,   a
                                   solicitation fee  of $.50  per Share for  any
                                   Shares of  the  $6.375 Series  and the  $6.98
                                   Series, and  $1.50 per  Share for  any Shares
                                   of  any  other  Series  of  Preferred  Stock,
                                   except  the Adjustable  A  Series, and  $.375
                                   per  Share for any  of the  Depositary Shares
                                   in  transactions  for  beneficial  owners  of
                                   fewer than  2,500 Shares  of Preferred  Stock
                                   or   10,000   Depositary   Shares;    and   a
                                   solicitation fee of  $1.00 per Share  for any
                                   Series  of  Preferred Stock  other  than  the
                                   $6.375  Series,  the  $6.98  Series  and  the
                                   Adjustable  A Series, and  $.25 per Share for
                                   any   Series   of   Depositary    Shares   in
                                   transactions for beneficial  owners of  2,500
                                   or more  Shares of Preferred Stock  or 10,000
                                   or  more  Depositary  Shares,  provided  such
                                   fees  shall  be   paid  80%  to  the   Dealer
                                   Managers and 20% to the Soliciting Dealers.

                                   The    following   table    summarizes    the
                                   solicitation fees that will be payable.

                    -------------------------------------- -----------
                    Number of Shares of        less than     2,500 or
                    Preferred Stock            2,500         more
                    -------------------------------------- -----------
                    $6.375 Series and $6.98      $.50        $.50
                    Series

                    Adjustable A Series          $.00        $.00

                    All other Series             $1.50       $1.00
                    ====================================== ==========

                    Number of Depositary       less than     10,000
                    Shares                     10,000        or more
                    -------------------------------------- ----------
                    Depositary Shares            $.375       $.25
                    -------------------------------------- ----------
                    For transactions of 2,500 or more Shares of
                    Preferred Stock or 10,000 or more Depositary
                    Shares, 80% of the solicitation fees go to the
                    Dealer Managers and 20% to the Soliciting Dealers (which may be a Dealer Manager).
                     ----------------------------------------------------


     Stock Transfer Tax  . .       None, except as provided in Instruction 6  of
                                   the  Letter  of   Transmittal.  See   Section
                                   6 "Acceptance  for  Payment  of   Shares  and
                                   Payment of Purchase Price."

     Payment Date  . . . . .       Promptly  after  the   applicable  Expiration
                                   Date of the Offer.

     Further Information . .       Additional copies of  this Offer to  Purchase
                                   and  the   Letter  of   Transmittal  may   be
                                   obtained  by  contacting  D.F.  King  &  Co.,
                                   Inc., 77  Water Street, 20th Floor, New York,
                                   New  York  10005,  telephone  (800)  659-6590
                                   (toll-free).   Questions  about   the   Offer
                                   should be directed to Merrill  Lynch & Co. at
                                   (888)  ML4   TNDR;  (888)-654-8637;   Salomon
                                   Brothers  Inc  at  (800)  558-3745  or  Smith
                                   Barney Inc. at  (800) 655-4811.

                                     INTRODUCTION

     The Offeror invites the holders of the Shares of each Series listed below to tender their Shares for the price indicated, in each case net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the Letter of Transmittal (which, together with the Offer to Purchase, constitutes the "Offer" with respect to the Shares of each Series).

                         $4.00 DPL  Series  at a  Purchase Price  of $66.01  Per
                         Share
                         $4.00 TES  Series at  a Purchase  Price  of $66.01  Per
                         Share
                         $4.00  TPL  Series at  a Purchase  Price of  $66.01 Per
                         Share
                         $4.24 Series at a Purchase Price of $69.97 Per Share $4.44 Series at a Purchase Price of $73.27 Per Share $4.50 Series at a Purchase Price of $71.89 Per Share $4.56 TES Series at a Purchase Price of $72.84 Per Share
                         $4.56 TPL  Series at  a Purchase  Price  of $72.84  Per
                         Share
                         $4.64 Series at a Purchase Price of $76.57 Per Share $4.76 Series at a Purchase Price of $78.55 Per Share $4.80 Series at a Purchase Price of $79.21 Per Share $4.84 Series at a Purchase Price of $79.87 Per Share $5.08 Series at a Purchase Price of $83.83 Per Share $6.375 Series at a Purchase Price of $106.76 Per Share $6.98 Series at a Purchase Price of $109.20 Per Share $7.98 Series at a Purchase Price of $117.00 Per Share Adjustable A Series at a Purchase Price of $100.25 Per Share
                         $2.05 Series at a Purchase Price of $26.53 Per Share $1.875 Series at a Purchase Price of $27.62 Per Share $1.805 Series at a Purchase Price of $27.45 Per Share

     Holders of tendered Shares having a regular quarterly dividend payment date of April 1 will be entitled to the regularly quarterly dividend payable on April 1, 1997. Holders of tendered Shares having a regular quarterly dividend payment date of May 1 will receive as part of the purchase price, in addition to the amount stated above, an amount equal to accrued and unpaid dividends to the payment date for Shares tendered.

     The Offeror will purchase all Shares validly tendered and not withdrawn, upon the terms and subject to the conditions of the Offer.

     THE OFFEROR, THE COMPANY AND THE BOARD OF DIRECTORS AND MANAGEMENT OF THE OFFEROR AND OF THE COMPANY MAKE NO RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER ANY OR ALL SHARES OF ANY SERIES PURSUANT TO THE OFFER. SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS AS TO WHETHER TO TENDER SHARES OF ANY SERIES PURSUANT TO THE OFFER AND, IF SO, HOW MANY SHARES TO TENDER.
                                  ________________

          THE OFFER FOR ONE SERIES IS INDEPENDENT OF THE OFFER FOR ANY OTHER SERIES. THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER, HOWEVER, IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7 "CERTAIN CONDITIONS OF THE OFFER."

          Tendering shareholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to the Instructions in the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Offeror. The Offeror will pay all charges and expenses of the Depositary, Information Agent and the Dealer Managers incurred in connection with the Offer.

          As of February 21, 1997, there were issued and outstanding the number of shares of each Series indicated in the Summary of this Offer to Purchase.

          Each Series  of Depositary  Shares is listed  and traded  on the  NYSE
     under  the following symbols:   $2.05 Series, TUEpr,  $1.875 Series, TUEprA
     and $1.805 Series, TUEprB.

          As of February 21, 1997, the last reported sales prices of the Depositary Shares so listed were $25.75 for the $2.05 Series, $25.625 for the $1.875 Series and $25.375 for the $1.805 Series. The other Shares are traded in the over-the-counter market and are not listed on any national securities exchange or quoted on the automated quotation system of a registered securities association. Shareholders are urged to obtain current market quotations for the Shares. The information concerning recent quarterly trading history of the Shares of each Series is set forth in
     Section 8 "Price Ranges of Shares; Dividends."


     SECTION 1. PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER; PLANS OF THE OFFEROR AND THE COMPANY AFTER THE OFFER.

          The Company is the principal subsidiary of the Offeror and recently issued, through subsidiary trusts, other securities having in the aggregate a lower after-tax cost than the Shares. See Section 9 "Certain Information Concerning the Company." Given the current market prices of the Shares, the Offeror believes its purchase of the Shares pursuant to the Offer will improve its consolidated financial position.

          The Offeror intends to vote all of the preferred stock of the Company it holds, including the Shares it purchases pursuant to the Offer, and all of the common stock of the Company to approve certain amendments ("Amendments") to the Company's Restated Articles of Incorporation that will allow the Company more flexibility to modify its capital structure in the future. The Offeror expects that the Amendments will include, among other things: (i) elimination of certain restrictions on the issuance of unsecured indebtedness; (ii) elimination of certain restrictions on the repurchase of capital stock junior to the preferred stock; (iii) clarification and condensation of the restrictions on the issuance of additional shares of preferred stock in the future; (iv) changing from four to six the number of quarterly dividends that must be in arrears before holders of preferred stock are entitled to certain voting rights; and (v) changing from two-thirds to a majority the number of shares of preferred stock of which consent is required for certain corporate actions. Certain of the Amendments would require the approval of the holders of at least two-thirds of the outstanding preferred stock. Certain of the Amendments would require the approval only of the holders of at least two-thirds of the Company's common stock, all of which is owned by the Offeror. Thus, if the Offeror becomes the holder of at least two-thirds of the outstanding preferred stock pursuant to the Offer or otherwise, the approval of all of the Amendments is virtually assured.

          If the Amendments are approved, holders of shares of Preferred Stock and Depository Shares that remain outstanding would not possess the same protections, rights and privileges as the holders of Preferred Stock and Depository Shares now possess. The elimination of such protections, rights and privileges may adversely affect the ratings, market value or liquidity of shares of Preferred Stock and Depositary Shares that remain outstanding after the approval of the Amendments.

          The Offer was authorized by the unanimous vote of the Board of Directors of the Offeror.

          The Offeror believes the Offer is fair to unaffiliated holders of Shares. In making this determination on February 21, 1997, the Offeror considered that (a) the Offer would give holders of Shares the opportunity to sell their Shares at what the Offeror believed to be a premium over the expected price at which such Shares would trade in the market on such date, and (b) the Offer provides shareholders who are considering a sale of all or a portion of the Shares the opportunity to sell those Shares for cash without the usual transaction costs associated with open-market sales. See
     Section 8 "Price Ranges of Shares; Dividends." The Offeror did not find it practicable to, and did not, quantify or otherwise assign relative weights to these factors. The Offeror does not believe that the transactions will result in material change to the Company's net book value, going concern value or future prospects, and accordingly the Offeror did not take these factors into account in assessing the fairness of the Offer to unaffiliated holders  of Shares.  Trading of the Shares of many of the Series has been limited and sporadic. Therefore, the Offeror determined the Offer price for such Series with reference to certain objective factors, including, but not limited to, yields on U.S. Treasury and municipal securities, yields on comparable preferred securities, the prior trading characteristics of each
     Series, as well as certain subjective factors, including, but not limited to, general industry outlook, general market supply of securities of similar type and supply and demand factors in the securities markets generally. Although the weighting of these factors is a subjective determination, the Offeror gave relatively more weight to objective factors, such as yields on U.S. Treasury and municipal securities and yields on comparable preferred securities.

          Neither the Offeror nor the Company nor the Board of Directors of either the Offeror or the Company received any report, opinion or appraisal from an outside party related to the Offer, including, but not limited to, any report, opinion or appraisal relating to the consideration or the fairness of the consideration to be offered to the holders of the Shares or the fairness of such Offer to the Company or the unaffiliated holders of Shares. Neither Board of Directors nor any director has retained an unaffiliated representative to act solely on behalf of unaffiliated holders of Shares for the purposes of negotiating the terms of the Offer or preparing a report concerning the fairness of the Offer. Neither the Offeror nor the Company nor either Board of Directors believed these measures were necessary to ensure fairness in light of the fact that the Offer will not result in a liquidation or change in control in the Company.

          THE OFFEROR, THE COMPANY AND THE BOARD OF DIRECTORS AND MANAGEMENT OF THE OFFEROR AND THE COMPANY MAKE NO RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER ANY OR ALL SHARES OF ANY SERIES PURSUANT TO THE OFFER. SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS AS TO WHETHER TO TENDER SHARES OF ANY SERIES PURSUANT TO THE OFFER AND, IF SO, HOW MANY SHARES TO TENDER.

          Except as set forth herein, the Offeror has no plans or proposals which relate to or would result in: (a) the acquisition by any person of additional securities of the Company or the disposition of securities of the Company, other than in the ordinary course of business; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company; (c) a sale or transfer of a material amount of assets of the Company; (d) any change in the present Board of Directors or management of the Company; (e) any material change in the present dividend rate or policy or indebtedness or capitalization of the Company; (f) any other material change in the Company's corporate structure or business; (g) a change in the Company's Restated Articles of Incorporation, as amended, or By-laws, as amended; (h) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); or (i) the suspension of the Company's obligation to file reports pursuant to Section 15(d) of the Exchange Act.

          Following the expiration of the Offer, the Company may, in its sole discretion, determine to redeem Shares or shares of any other series of preferred stock then subject to redemption at the applicable redemption prices, and the Offeror or the Company may, in its sole discretion, purchase any outstanding Shares or shares of any other series of preferred stock through privately-negotiated transactions, open-market purchases, other tender offers, or otherwise, on such terms and at such prices as the Offeror or the Company may determine from time to time. The terms of subsequent purchases or offers could differ from those of the Offer, and may be at a lower or higher price than the related price per Share offered hereby, except that neither the Offeror nor the Company will make any such purchases of Shares until the expiration of ten business days after the termination of the Offer. Any possible future purchases of Shares by the Offeror or the Company will depend on many factors, including the market prices of the Shares, the Offeror's and the Company's business and financial position, alternative investment opportunities available to the Offeror or the Company, the results of the Offer and general economic and market conditions.

          As of February 21, 1997, the ratings of the Company's preferred stock, including each Series, by Standard & Poor's (a division of The McGraw-Hill Companies) ("S&P"), Moody's Investors Service, Inc. ("Moody's") and Fitch Investors, Inc. were BBB, "baa3", and BBB-, respectively. See Section 9 "Certain Information Concerning the Company."

          The outstanding Shares of each Series are listed in the Summary of this Offer to Purchase. The Shares of each Series of Preferred Stock are traded only in the over-the-counter market. The Shares of each Series of Depositary Shares are listed on the NYSE.

          The purchase of Shares of a Series pursuant to the Offer will reduce the number of holders of Shares of that Series and the number of such Shares that might otherwise trade publicly and, depending upon the number of Shares so purchased, such reduction could adversely affect the liquidity and market value of the remaining Shares of that Series held by the public. Depending upon the number of Shares of a Series of Depositary Shares purchased pursuant to the Offer, the Shares of that Series may no longer meet the requirements of the NYSE for continued listing. According to the NYSE's published guidelines, the NYSE would consider delisting a Series of Depositary Shares if, among other things, the number of publicly-held Shares for such Series of Depositary Shares should fall below 100,000 or the aggregate market value of such Series should fall below $2,000,000. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, any of the three Series of Depositary Shares currently listed on the NYSE no longer meets the requirements of the NYSE for continued listing and the listing of such Series is discontinued, the market for such Series would be affected adversely.

          In the event of the delisting of any of the three Series of Depositary Shares currently listed on the NYSE, it is possible that such Series of Depositary Shares would continue to trade on another securities exchange or in the over-the-counter market and that price quotations would be reported by such exchange, by the National Association of Securities Dealers, Inc. ("NASD") through the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or by other sources. The extent of the public market for such Series and the availability of such quotations, however, would depend upon such factors as the number of shareholders remaining at such time, the interest in maintaining a market in such Series on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors.

          The three Series of Depositary Shares currently listed on the NYSE are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. If a Series of Depositary Shares remains listed on the NYSE, the Shares of such Series will continue to be "margin securities." If a Series of Depositary Shares currently listed on the NYSE were delisted, depending upon factors similar to those described above, such Series might no longer constitute "margin securities" for purposes of the margin regulations of the Board of Governors of the Federal Reserve System, in which case, Shares of such Series could no longer be used as collateral for loans made by brokers.

          Each Series is currently registered under the Exchange Act. Registration of any such series under the Exchange Act may be terminated upon application of the Company to the Securities and Exchange Commission (the "Commission") pursuant to Section 12(g)(4) of the Exchange Act if such Series is neither held by 300 or more holders of record nor listed on a national securities exchange. Termination of registration of any Series under the Exchange Act would reduce substantially the information required to be furnished by the Company to holders of Shares of such Series (although the Company would, among other things, remain subject to the reporting obligations under the Exchange Act as a result of other of its outstanding securities) and would make certain provisions of the Exchange Act, such as the requirement of Rule 13e-3 thereunder with respect to "going private" transactions, no longer applicable in respect of such Series. If registration of any Series under the Exchange Act were terminated, Shares of such Series would no longer be "margin securities" or be eligible for NASDAQ reporting.

          Any Shares purchased by the Offeror pursuant to the Offer may be sold by the Offeror to the Company, in which case it is expected they would be retired, cancelled and returned to the status of authorized but unissued shares. All the shares of preferred stock of the Company that are not subject to the Offer are subject to redemption at the option of the Company.

     SECTION 2. CERTAIN LEGAL MATTERS; REGULATORY AND FOREIGN APPROVALS; NO APPRAISAL RIGHTS.

          The Offeror is not aware of any license or regulatory permit that appears to be material to its business that might be adversely affected by its acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Offeror's acquisition or ownership of Shares pursuant to the Offer. Should any approval or other action be required, the Offeror currently contemplates that it will seek such approval or other action. The Offeror cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Offeror's or the Company's business.

          The  Offeror intends to make  all required filings  under the Exchange
     Act.

          The Offeror's obligation under the Offer to accept for payment, or make payment for, Shares is subject to certain conditions. See Section 7 "Certain Conditions of the Offer."

          No approval of the holders of any Shares or the holders of any of the Company's other securities is required in connection with the Offer.

          No appraisal rights are available to holders of Shares in connection with the Offer.

     SECTION 3. NUMBER OF SHARES; PURCHASE PRICE; EXPIRATION DATE; RECEIPT OF DIVIDEND; EXTENSION OF THE OFFER.

          NUMBER OF SHARES; PURCHASE PRICE; EXPIRATION DATE. Upon the terms and subject to the conditions described in this Offer to Purchase and in the Letter of Transmittal, the Offeror will purchase any and all Shares of a Series validly tendered on or prior to the Expiration Date with respect to that Series (and not withdrawn) at the price per share indicated on the cover of this Offer to Purchase. The later of 12:00 midnight, New York City time, on March 21, 1997, or the latest time and date to which the Offer with respect to a Series is extended, is referred to herein as the "Expiration Date" with respect to that Series. The Offer for one Series is independent of the Offer for any other Series. The Offer is not conditioned on any minimum number of Shares of any Series being tendered. The Offer, however, is subject to certain other conditions. See Section 7 "Certain Conditions of the Offer."

          RECEIPT OF DIVIDEND. Holders of record on March 12, 1997 of tendered Shares of Series having a regular dividend payment date on April 1 will be entitled to the regular quarterly dividend payable April 1, 1997. Unless the Offer for a Series having a regular dividend payment date of May 1 is extended beyond the close of business on April 11, 1997, tendering holders of such Shares will not be entitled to dividends on May 1, 1997. However, the purchase price for such Shares includes an amount equal to accrued and unpaid dividends to the date of payment for Shares tendered.

          EXTENSION OF THE OFFER. The Offeror expressly reserves the right, in its sole discretion, at any time or from time to time prior to the Expiration Date, to extend the period of time during which the Offer is open with respect to a Series by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. If the Offeror extends the Offer with respect to one Series, the Offeror is under no obligation to extend the Offer with respect to any other Series. See Section 12 "Extension of Tender Period; Termination; Amendments."
     There can be no assurance, however, that the Offeror will exercise its right to extend the Offer with respect to a Series or, if the Offer is extended with respect to one Series, that the Offer also will be extended with respect to any other Series.

          If (a) the Offeror (i) increases or decreases the price to be paid for the Shares of a Series hereunder or (ii) increases or decreases the Soliciting Dealers' fees, and (b) the applicable Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 12 "Extension of the Tender Period; Termination; Amendments," the Offer for such Shares of that Series will be extended until the expiration of such ten business day period. For purposes of the Offer, "business day" means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

          All tendered Shares not purchased pursuant to the Offer will be returned to the tendering shareholders at the Offeror's expense promptly following the applicable Expiration Date.

     SECTION 4.     PROCEDURE FOR TENDERING SHARES.

          TENDER OF SHARES. For Shares to be validly tendered pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal and the certificates for such Shares, together with any required signature guarantees and any other documents required by the Letter of Transmittal or a confirmation of book-entry transfer ("Book-Entry Confirmation"), including an Agent's Message (as defined below), must be received by the Depositary at any one of its addresses set forth on the back cover of this Offer to Purchase or (ii) the tendering shareholder must comply with the guaranteed delivery procedure set forth below, in each case on or before the applicable Expiration Date. The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to and received by the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Offeror may enforce such agreement against such participant.

          A tender of Shares made pursuant to any method of delivery set forth herein or in the Letter of Transmittal will constitute a binding agreement between the tendering holder and the Offeror upon the terms and subject to the conditions of the Offer.

          No alternative, conditional or contingent tenders of Shares will be accepted.

          It is a violation of Rule 14e-4 promulgated under the Exchange Act for persons to tender Shares for their own account unless the persons so tendering (a) have a net long position equal to or greater than the amount of Shares tendered or other securities immediately convertible into, or exercisable or exchangeable for, the amount of Shares tendered, and will acquire such Shares for tender by conversion, exercise or exchange of such other securities and (b) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The tender of Shares pursuant to any one of the procedures described herein will constitute the tendering shareholder's representation and warranty that (a) such shareholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4, and (b) the tender of such Shares complies with Rule 14e-4. The Offeror's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Offeror upon the terms and subject to the conditions of the Offer.

          BOOK-ENTRY DELIVERY. The Depositary will establish an account with respect to the Shares at The Depository Trust Company and The Philadelphia Depository Trust Company (together referred to as the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of such Book-Entry Transfer Facility. Prior to the applicable Expiration Date, a Book-Entry Confirmation, including an Agent's Message, in connection with any book-entry transfer must be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase or the guaranteed delivery procedure set forth below must be complied with. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

          SIGNATURE GUARANTEES AND METHOD OF DELIVERY. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program or the Stock Exchange Medallion Program (each of the foregoing being referred to as an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed if (a) such Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on such Letter of Transmittal or (b) such Shares are tendered for the account of an Eligible Institution. If Shares are registered in the name of a person other than the signatory on the Letter of Transmittal, or if unpurchased Shares are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holder(s) appear on the Shares with the signature(s) on the Shares or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

          THE METHOD OF DELIVERY OF SHARES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. BECAUSE IT IS THE TIME OF RECEIPT, NOT THE TIME OF MAILING, WHICH DETERMINES WHETHER A TENDER HAS BEEN MADE PRIOR TO THE EXPIRATION DATE, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

          GUARANTEED DELIVERY PROCEDURE. If a shareholder desires to tender Shares pursuant to the Offer and cannot deliver certificates for such Shares and all other required documents to the Depositary on or prior to the applicable Expiration Date, or the procedure for book-entry transfer cannot be complied with in a timely manner, such Shares nevertheless may be tendered if all of the following conditions are met:

               (a) such tender is made by or through an Eligible Institution;

               (b) a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by the Offeror is received by the Depositary as provided below on or prior to the applicable Expiration Date; and

               (c) either (i) the certificates for such Shares, together with a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal or (ii) a
          Book-Entry Confirmation of transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities are received by the Depositary no later than 5:00 p.m., New York City time, on the third NYSE trading day after the applicable Expiration Date.

          The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmittal or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

          DETERMINATION OF VALIDITY; REJECTION OF SHARES; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Offeror, in its sole discretion, and its determination shall be final and binding. The Offeror reserves the absolute right to reject any or all tenders of Shares that it determines are not in proper form or the acceptance for payment of or payment for which may, in the opinion of the Offeror's counsel, be unlawful.
     The Offeror also reserves the absolute right to waive any defect or irregularity in any tender of Shares. No tender of Shares will be deemed to be properly made until all defects or irregularities have been cured or waived. None of the Offeror, the Company, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of them incur any liability for failure to give any such notice.

     SECTION 5.     WITHDRAWAL RIGHTS.

          Tenders of Shares of a Series made pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date with respect to such Series. Thereafter, such tenders are irrevocable, except that they may be withdrawn after 12:00 Midnight, New York City time, on April 21, 1997, unless theretofore accepted for payment as provided in this Offer to Purchase.

          To be effective, a written or facsimile transmission notice of withdrawal must be received in a timely manner by the Depositary at one of its addresses or facsimile numbers set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares of the applicable Series to be withdrawn and the number of Shares to be withdrawn. If the Shares of the applicable Series to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution) must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering shareholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at one of the Book-Entry Transfer Facilities to be credited with the withdrawn Shares and the name of the registered holder (if different from the name on such account). Withdrawals may not be rescinded, and Shares withdrawn thereafter will be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following one of the procedures described in
     Section 4 "Procedure for Tendering Shares" at any time on or prior to the applicable Expiration Date.

          All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Offeror in its sole discretion, and its determination shall be final and binding. None of the Offeror, the Company, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

     SECTION 6.     ACCEPTANCE  FOR PAYMENT  OF SHARES  AND PAYMENT  OF PURCHASE
                    PRICE.

          Upon the terms and subject to the conditions of the Offer and promptly after the Expiration Date with respect to a Series, the Offeror will accept for payment and pay for Shares of that Series validly tendered. See Section 3 "Number of Shares; Purchase Price; Expiration Date; Receipt of Dividend; Extension of the Offer" and Section 7 "Certain Conditions of the Offer." Thereafter, payment for all Shares of that Series validly tendered on or prior to the applicable Expiration Date and accepted for payment pursuant to the Offer will be made by the Depositary by check promptly after the applicable Expiration Date. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for Shares, a properly completed and duly executed Letter of Transmittal and any other required documents or (ii) a Book-Entry Confirmation of transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities.

          For purposes of the Offer, the Offeror will be deemed to have accepted for payment (and thereby purchased) Shares that are validly tendered and not withdrawn if and when it gives oral or written notice to the Depositary of its acceptance for payment of such Shares. The Offeror will pay for Shares that it has purchased pursuant to the Offer by depositing the purchase price therefor with the Depositary. The Depositary will act as agent for tendering shareholders for the purpose of receiving payment from the Offeror and transmitting payment to tendering shareholders. Under no circumstances will interest be paid on amounts to be paid to tendering shareholders, regardless of any delay in making such payment.

          Certificates for all Shares not purchased will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained with a Book-Entry Transfer Facility) promptly, without expense to the tendering shareholder.

          Payment for Shares may be delayed in the event of difficulty in determining the number of Shares properly tendered. In addition, if certain events occur, the Offeror may not be obligated to purchase Shares pursuant to the Offer. See Section 7 "Certain Conditions of the Offer."

          The Offeror will pay or cause to be paid any stock transfer taxes with respect to the sale and transfer of any Shares to the Offeror or its order pursuant to the Offer. However, if payment of the purchase price is to be made to, or Shares not tendered or not purchased are to be registered in the name of, any person other than the registered holder, or if tendered Shares are registered in the name of any person other than the person signing the applicable Letter of Transmittal, the amount of any stock transfer taxes (whether imposed on the registered holder, such other person or otherwise) payable on account of the transfer to such person will be deducted from the purchase price, unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. See Instruction 6 to the Letter of Transmittal.

          BACKUP WITHHOLDING. To prevent backup U.S. federal income tax withholding with respect to the purchase price of Shares purchased pursuant to the Offer, a holder of Shares (except as set forth herein) must provide the Depositary with the holder's correct taxpayer identification number and certify whether the holder is subject to backup withholding of U.S. federal income tax by completing the Substitute Form W-9 included in the applicable Letter of Transmittal. Certain holders of Shares (including, among others, all corporations and certain foreign shareholders) are not subject to these backup withholding and reporting requirements (although foreign shareholders are subject to other withholding requirements). See Section 13 "Certain U.S. Federal Income Tax Consequences." In order for a foreign shareholder to qualify as an exempt recipient, the holder must submit a Form W-8, Certificate of Foreign Status, signed under penalties of perjury, attesting to that shareholder's exempt status. Unless an exemption applies under the applicable law and regulations concerning "backup withholding" of U.S. federal income tax, the Depositary will be required to withhold, and will withhold, 31% of the gross proceeds otherwise payable to a holder of Shares or other payee unless the holder of such Shares or other payee certifies that such person is not otherwise subject to backup withholding, provides such person's tax identification number (social security number or employer identification number) and certifies that such number is correct. Each tendering holder of Shares should complete and sign the main signature form and, other than foreign shareholders, the Substitute Form W-9 included as part of the Letter of Transmittal, so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the Offeror and the Depositary. Foreign shareholders generally should complete and sign a Form W-8, a copy of which may be obtained from the Depositary, in order to avoid backup withholding.

          ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL (OR, IN THE CASE OF A FOREIGN SHAREHOLDER, FORM W-8 OBTAINABLE FROM THE DEPOSITARY) MAY BE SUBJECT TO REQUIRED U.S. FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAYABLE TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER.

     SECTION 7.     CERTAIN CONDITIONS OF THE OFFER.

          Notwithstanding any other provisions of the Offer, or any extension of the Offer, the Offeror will not be required to accept for payment and pay for Shares of a Series in respect of any validly tendered Shares and may terminate the Offer with respect to such Series (by oral or written notice to the Depositary and timely public announcement) or may modify or otherwise amend any such Offer with respect to such Shares if any of the following conditions are not waived or satisfied on or prior to the applicable Expiration Date:

               (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, or before any court, authority, agency or tribunal that (i) challenges the acquisition of Shares of that Series pursuant to the Offer or otherwise in any manner, directly or indirectly, relates to or affects the Offer or (ii) in the reasonable judgment of the Offeror, would or might affect materially and adversely the business, condition (financial or other), income, operations or prospects of the Offeror or the Company and its subsidiaries taken as a whole, or otherwise impair materially in any way the contemplated future conduct of the business of the Offeror or the Company or any of their respective subsidiaries or impair materially the Offer's contemplated benefits to the Offeror or the Company;

               (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Offeror or the Company or any of their subsidiaries, by any legislative body, court, authority, agency or tribunal which, in the Offeror's reasonable judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Shares of that Series illegal or otherwise restrict or prohibit consummation of the Offer, (ii) delay or restrict the ability of the Offeror, or render the Offeror unable, to accept for payment or pay for some or all of the Shares of that Series, (iii) impair materially the contemplated benefits of the Offer to the Offeror or the Company or (iv) affect materially the business, condition (financial or other), income, operations or prospects of the Offeror or the Company and its subsidiaries taken as a whole, or otherwise impair materially in any way the contemplated future conduct of the business of the Offeror or the Company or any of their respective subsidiaries;

               (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) any significant decline in the market price of the Shares of that Series,
          (iii) any change in the general political market, economic or financial condition in the United States or abroad that, in the reasonable judgment of the Offeror, would or might have a material adverse effect on the Offeror's or the Company's business, operations, prospects or ability to obtain financing generally or the trading in the Shares of that Series or other equity securities of the Company,
          (iv) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation on, or any event which, in the Offeror's reasonable judgment, might affect the extension of credit by lending institutions in the United States, (v) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States; (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, in the Offeror's reasonable judgment, a material escalation or worsening thereof; or
          (vii) there shall have been any decrease in the ratings accorded any of the Company's securities by S&P or Moody's;

               (d) a tender or exchange offer with respect to some or all of the Shares of that Series or other equity securities of the Company, or a merger, acquisition or other business combination for the Company or the Offeror, shall have been proposed, announced or made by another person;

               (e) there shall have occurred any event or events that have resulted, or may result in the reasonable judgment of the Offeror, in an actual or threatened change in the business, condition (financial or other), income, operations, stock ownership or prospects of the Offeror or the Company or any of their respective subsidiaries; or

               (f) there shall have occurred any decline in the S&P's Composite 500 Stock Index by an amount in excess of 15% measured from the close of business on February 21, 1997;

     and, in the reasonable judgment of the Offeror, such event or events make it undesirable or inadvisable to proceed with the Offer with respect to such Series or with such payment or acceptance for payment. The consummation of the Offer for any Series is not conditioned on the consummation of the Offer for any other Series.

          The foregoing conditions are for the sole benefit of the Offeror and may be asserted by the Offeror regardless of the circumstances (including any action or inaction by the Offeror) giving rise to any such condition with respect to any or all Series, and any such condition may be waived by the Offeror with respect to any or all Series at any time and from time to time in its sole discretion. The Offeror's decision to terminate or otherwise amend the Offer, following the occurrence of any of the foregoing, with respect to one Series will not create an obligation on behalf of the Offeror similarly to terminate or otherwise amend the Offer with respect to any other Series. The failure by the Offeror at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Offeror concerning the events described above will be final and binding on all parties.

     SECTION 8.     PRICE RANGES OF SHARES; DIVIDENDS.

          The Shares of Preferred Stock trade in the over-the-counter market and the Depositary Shares trade on the NYSE, to the extent trading occurs. Trading of the Shares of Preferred Stock has been limited and sporadic, and information concerning trading prices and volumes is difficult to obtain. The following table sets forth the high and low sales prices of each Series of Preferred Stock in the over-the-counter market, as reported by the National Quotation Bureau, Inc., and each Series of Depositary Shares on the NYSE, as the case may be, and the cash dividends paid thereon for the fiscal quarters indicated. The Offeror makes no representation as to the accuracy of this information. The Offeror believes that the last reported sale price set forth below with respect to each Series of Preferred Stock may not be indicative of the current market value of the Shares of such Series. Depending on the number of Shares of each Series outstanding after the Offer, the liquidity of such Shares may be affected adversely.

     SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS, IF AVAILABLE, FOR THE SHARES.

                    DIVIDENDS AND PRICE RANGES OF PREFERRED STOCK
                                      By Quarter

          The Shares of each Series of Preferred Stock trade in the over-the-counter market, to the extent trading occurs. The following table sets forth for the calendar quarters indicated dividends paid and the high and low bid and ask prices of Shares of each Series of Preferred Stock, as reported by the National Quotation Bureau, Inc., which has stated it believes such information to be reliable, but does not guarantee its accuracy or warrant its use for any purpose. The quotations supplied by the National Quotation Bureau, Inc. represent prices between dealers and do not include retail markup, markdown or commission. They do not represent actual transactions. Dashes indicate that the National Quotation Bureau, Inc. has no record of bid or ask prices for the period.

                                           1995   QUARTERS
                           ----------------------------------------------
                           1ST           2ND            3RD           4TH
                           ---           ---            ---           ---

     $4.00 DPL SERIES
     Dividends Paid
     Per Share . . .      $1.00         $1.00          $1.00         $1.00
     Market Price   $
     Per Share
      Ask High/Low .        -          $49/49            -              -
      Bid High/Low .    $48.75/38   $48.625/47.25    $48.50/48    $52.25/48.50

     $4.00 TES SERIES
     Dividends Paid
     Per Share . . .      $1.00         $1.00          $1.00         $1.00
     Market Price
      $ Per Share
      Ask   High/Low        -              -             -              -
      Bid   High/Low        -              -             -              -

     $4.00 TPL SERIES
     Dividends Paid
     Per Share . . .      $1.00         $1.00          $1.00         $1.00
     Market Price
      $ Per Share
      Ask   High/Low        -              -              -              -
      Bid   High/Low        -              -              -              -

     $4.24 SERIES
     Dividends Paid
     Per Share . . .      $1.06         $1.06          $1.06         $1.06
     Market Price
     $ Per Share
      Ask   High/Low     $47/47          -                -              -
      Bid   High/Low  $51.50/40.50  $51.50/50.50   $51.625/51.25 $54.25/51.625



                                           1996 QUARTERS
                    ----------------------------------------------------------
                         1ST            2ND            3RD            4TH
                         ---            ---            ---            ---

     $4.00 DPL
     SERIES
     Dividends Paid
      Per Share         $1.00          $1.00          $1.00          $1.00
     Market Price
     $ Per Share
     Ask High/Low           -              -              -            -
     Bid High/Low     $54/51.25      $51.50/50      $50.125/50   $51.125/50.125

     $4.00 TES
     SERIES
     Dividends Paid
      Per Share  .      $1.00          $1.00          $1.00          $1.00
     Market Price
      $ Per Share
     Ask   High/Low         -              -               -           -
     Bid   High/Low         -              -               -           -


     $4.00 TPL
     SERIES
     Dividends Paid
      Per Share  .      $1.00          $1.00          $1.00          $1.00
     Market Price
     $ Per Share
     Ask   High/Low         -              -               -           -
     Bid   High/Low         -              -               -           -


    $4.24 SERIES
     Dividends Paid
      Per Share  .      $1.06          $1.06          $1.06          $1.06
     Market Price
      $ Per Share
     Ask   High/Low $57.50/57.50           -               -           -
     Bid   High/Low $57.50/53.50   $54.375/53      $53.125/53   $55.125/53.125

                                           1997 THROUGH FEBRUARY 21
                                           ------------------------

     $4.00 DPL Series
     Dividends Paid Per Share  . . . . . .          $1.00
     Market Price   $ Per Share
       Ask High/Low  . . . . . . . . . . .             -
       Bid High/Low  . . . . . . . . . . .      $56.875/51.125

     $4.00 TES Series
     Dividends Paid Per Share  . . . . . .          $1.00
     Market Price   $ Per Share
       Ask   High/Low  . . . . . . . . . .             -
       Bid   High/Low  . . . . . . . . . .             -

     $4.00 TPL Series
     Dividends Paid Per Share  . . . . . .          $1.00
     Market Price   $ Per Share
       Ask   High/Low  . . . . . . . . . .             -
       Bid   High/Low  . . . . . . . . . .             -

     $4.24 Series
     Dividends Paid Per Share  . . . . . .          $1.06
     Market Price   $ Per Share
       Ask   High/Low  . . . . . . . . . .             -
       Bid   High/Low  . . . . . . . . . .      $60.25/55.125

					1995 QUARTERS
			------------------------------------------------
			  1ST           2ND           3RD            4TH
			 -----          ----          ---            ---

     $4.44 SERIES
     Dividends Paid
     Per Share . . .      $1.11         $1.11          $1.11         $1.11
     Market Price
     $ Per Share
      Ask   High/Low       -             -              -              -
      Bid   High/Low    $53/42.25     $54.50/53    $54.50/53.125     $58/54


     $4.50 SERIES
     Dividends Paid
     Per Share . . .      $1.13         $1.12          $1.13         $1.12
     Market Price
      $ Per Share
      Ask   High/Low        -          $56/56         $56/56         $56/56
      Bid   High/Low  $54.50/42.75  $54.50/53.50    $55/54.125     $59.375/55


     $4.56 TES SERIES
     Dividends Paid
     Per Share . . .      $1.14         $1.14          $1.14         $1.14
     Market Price
     $ Per Share
      Ask   High/Low        -             -        $56.75/56.75         -
      Bid   High/Low  $54.50/43.50  $55.75/54.50     $56/55.25   $57.625/55.875


     $4.56 TPL SERIES
     Dividends Paid
     Per Share . . .      $1.14         $1.14          $1.14         $1.14
     Market Price
     $ Per Share
      Ask   High/Low        -              -               -           -
      Bid   High/Low        -              -               -           -


     $4.64 SERIES
     Dividends Paid
     Per Share . . .      $1.16         $1.16          $1.16         $1.16
     Market Price
      $ Per Share
      Ask   High/Low        -              -               -           -
      Bid   High/Low  $54.50/45.375   $56/54.50   $56.125/55.125 $60.375/56.125


     $4.76 SERIES
     Dividends Paid
     Per Share . . .      $1.19         $1.19          $1.19         $1.19
     Market Price
      $ Per Share
      Ask   High/Low        -              -               -           -
      Bid   High/Low  $56.50/45.25  $57.75/57.50  $59.125/57.625 $60.625/59.125


                                           1996 QUARTERS
                    ----------------------------------------------------------
                         1ST            2ND            3RD            4TH
                         ---            ---            ---            ---


     $4.44 Series
     Dividends Paid
      Per Share  .      $1.11          $1.11          $1.11          $1.11
     Market Price
      $ Per Share
     Ask   High/Low        -            -               -               -
     Bid   High/Low $60.25/57    $57.25/55.50    $55.50/55.50    $56/55.50


     $4.50 Series
     Dividends Paid
      Per Share  .      $1.13          $1.12          $1.13          $1.12
     Market Price
      $ Per Share
     Ask   High/Low       -             -             -               -
     Bid   High/Low $61/57.875    $57.875/56      $56/55.25     $55.75/55.25


     $4.56 TES
     Series
     Dividends Paid
      Per Share  .      $1.14          $1.14          $1.14          $1.14
     Market Price
     $ Per Share
     Ask   High/Low       -               -              -             -
     Bid   High/Low $60.75/57.25  $58.625/54.25   $54.25/54.25   $56.25/54.25


     $4.56 TPL
     Series
     Dividends
     Paid Per Share   $1.14          $1.14          $1.14          $1.14
     Market Price
      $ Per Share
     Ask   High/Low       -             -              -              -
     Bid   High/Low       -             -              -              -


     $4.64 Series
     Dividends Paid
      Per Share  .      $1.16          $1.16          $1.16          $1.16
     Market Price
      $ Per Share
     Ask   High/Low       -              -              -              -
     Bid   High/Low $62/59.75   $60.125/58.375    $58.375/58   $59.50/58.125


     $4.76 Series
     Dividends Paid
      Per Share  .      $1.19          $1.19          $1.19          $1.19
     Market Price
      $ Per Share
     Ask   High/Low      -              -              -               -
     Bid   High/Low   $64/60     $61.25/59.50   $59.50/59.125  $60.125/59.25


                                           1997 THROUGH FEBRUARY 21
                                           ------------------------

     $4.44 Series
     Dividends Paid Per Share  . . . . . .          $1.11
     Market Price   $ Per Share
       Ask   High/Low  . . . . . . . . . .            -
       Bid   High/Low  . . . . . . . . . .          $63/56


     $4.50 Series
     Dividends Paid Per Share  . . . . . .          $1.13
     Market Price   $ Per Share
       Ask   High/Low  . . . . . . . . . .             -
       Bid   High/Low  . . . . . . . . . .      $60.526/55.75


     $4.56 TES Series
     Dividends Paid Per Share  . . . . . .          $1.14
     Market Price   $ Per Share
       Ask   High/Low  . . . . . . . . . .          $60/60
       Bid   High/Low  . . . . . . . . . .       $59.50/56.25


     $4.56 TPL Series
     Dividends Paid Per Share  . . . . . .          $1.14
     Market Price   $ Per Share
       Ask   High/Low  . . . . . . . . . .             -
       Bid   High/Low  . . . . . . . . . .             -


     $4.64 Series
     Dividends Paid Per Share  . . . . . .          $1.16
     Market Price   $ Per Share
       Ask   High/Low  . . . . . . . . . .             -
       Bid   High/Low  . . . . . . . . . .       $66.50/59.50


     $4.76 Series
     Dividends Paid Per Share  . . . . . .          $1.19
     Market Price   $ Per Share
       Ask   High/Low  . . . . . . . . . .             -
       Bid   High/Low  . . . . . . . . . .      $67.50/60.125

					1995 QUARTERS
			  -----------------------------------------------
			  1ST           2ND            3RD           4TH
		          ---           ---            ---           ---

     $4.80 SERIES
     Dividends Paid
     Per Share . . .      $1.20         $1.20          $1.20         $1.20
     Market Price
      $ Per Share
      Ask   High/Low        -              -               -           -
      Bid   High/Low  $56.50/45.75  $58.50/56.125    $58.50/58   $60.875/58.25


     $4.84 SERIES
     Dividends Paid
     Per Share . . .      $1.21         $1.21          $1.21         $1.21
     Market Price
      $ Per Share
      Ask   High/Low        -              -               -           -
      Bid   High/Low    $56.50/46   $58.50/56.50  $58.625/58.125 $61.50/58.625


     $5.08 SERIES
     Dividends Paid
     Per Share . . .      $1.27         $1.27          $1.27         $1.27
     Market Price
      $ Per Share
      Ask   High/Low        -              -               -           -
      Bid   High/Low  $60.50/48.50  $61.50/59.625 $61.625/61.125 $64.25/61.625


     $6.375 SERIES
     Dividends Paid
     Per Share . . .     $1.594        $1.594         $1.593         $1.594
     Market Price
      $ Per Share
      Ask   High/Low        -              -               -           -
      Bid   High/Low        -              -               -           -


     $6.98 SERIES
     Dividends Paid
     Per Share . . .      $1.75         $1.74          $1.75         $1.74
     Market Price
      $ Per Share
      Ask   High/Low        -              -               -           -
      Bid   High/Low        -              -               -           -


     $7.98 SERIES
     Dividends Paid
     Per Share . . .      $2.00         $1.99          $2.00         $1.99
     Market Price
      $ Per Share
      Ask   High/Low        -              -               -           -
      Bid   High/Low        -              -               -           -



                                           1996 QUARTERS
                    ----------------------------------------------------------
                         1ST            2ND            3RD            4TH
                         ---            ---            ---            ---

     $4.80 Series
     Dividends Paid
      Per Share  .      $1.20          $1.20          $1.20          $1.20
     Market Price
      $ Per Share
     Ask   High/Low       -              -              -               -
     Bid   High/Low  $65.50/60.50    $61.75/60    $60.125/59.625 $61.375/59.75


     $4.84 Series
     Dividends Paid
      Per Share  .      $1.21          $1.21          $1.21          $1.21
     Market Price
      $ Per Share
     Ask   High/Low       -              -              -              -
     Bid   High/Low  $65/61     $62.125/60.50   $60.50/59.75   $60.25/59.75


     $5.08 Series
     Dividends Paid
      Per Share  .      $1.27          $1.27          $1.27          $1.27
     Market Price
      $ Per Share
     Ask   High/Low        -             -               -             -
     Bid   High/Low $68.25/63.50  $65.625/63.50  $63.50/63.125  $63.25/63.125


     $6.375 Series
     Dividends Paid
      Per Share  .      $1.594        $1.594          $1.593         $1.594
     Market Price
      $ Per Share
     Ask   High/Low        -               -              -              -
     Bid   High/Low        -               -              -              -


     $6.98 Series
     Dividends Paid
      Per Share  .      $1.75          $1.74          $1.75          $1.74
     Market Price
      $ Per Share
     Ask   High/Low        -              -              -               -
     Bid   High/Low        -              -              -               -


     $7.98 Series
     Dividends Paid
      Per Share  .      $2.00          $1.99          $2.00          $1.99
     Market Price
      $ Per Share
     Ask   High/Low       -               -             -              -
     Bid   High/Low       -               -             -              -


                                           1997 THROUGH FEBRUARY 21
                                           ------------------------


     $4.80 Series
     Dividends Paid Per Share  . . . . . .          $1.20
     Market Price   $ Per Share
       Ask   High/Low  . . . . . . . . . .             -
       Bid   High/Low  . . . . . . . . . .      $68.125/61.375


     $4.84 Series
     Dividends Paid Per Share  . . . . . .          $1.21
     Market Price   $ Per Share
       Ask   High/Low  . . . . . . . . . .             -
       Bid   High/Low  . . . . . . . . . .       $68.50/60.25


     $5.08 Series
     Dividends Paid Per Share  . . . . . .          $1.27
     Market Price   $ Per Share
       Ask   High/Low  . . . . . . . . . .            -
       Bid   High/Low  . . . . . . . . . .      $72.125/63.25


     $6.375 Series
     Dividends Paid Per Share  . . . . . .          $1.594
     Market Price   $ Per Share
       Ask   High/Low  . . . . . . . . . .             -
       Bid   High/Low  . . . . . . . . . .             -


     $6.98 Series
     Dividends Paid Per Share  . . . . . .          $1.75
     Market Price   $ Per Share
       Ask   High/Low  . . . . . . . . . .             -
       Bid   High/Low  . . . . . . . . . .             -


     $7.98 Series
     Dividends Paid Per Share  . . . . . .          $2.00
     Market Price   $ Per Share
       Ask   High/Low  . . . . . . . . . .             -
       Bid   High/Low  . . . . . . . . . .             -

					1995 QUARTERS
		    ----------------------------------------------------------
			1ST            2ND             3RD            4TH
			---   	       ---             ---            ---

     ADJUSTBALE A SERIES
     Dividends
     Paid Per Share      $1.625        $1.625         $1.625         $1.625
     Market Price
      $ Per Share
      Ask   High/Low        -              -               -           -
      Bid   High/Low        -              -               -           -


                                           1996 QUARTERS
                    ----------------------------------------------------------
                         1ST            2ND            3RD            4TH
                         ---            ---            ---            ---

     ADJUSTABLE A SERIES
     Dividends Paid
      Per Share  .      $1.625          $1.625       $1.625         $1.625
     Market Price
     $ Per Share
     Ask High/Low           -              -               -           -
     Bid High/Low           -              -               -           -



						1997 THROUGH
						FEBRUARY 21
						---------------

     Adjustable A Series
     Dividends Paid Per Share  . . . . . .          $1.625
     Market Price   $ Per Share
       Ask   High/Low  . . . . . . . . . .            -
       Bid   High/Low  . . . . . . . . . .            -

                   DIVIDENDS AND PRICE RANGES OF DEPOSITARY SHARES
                                      By Quarter


               The Depositary Shares are currently listed on the NYSE. The following table sets forth for the calendar quarters indicated dividends paid and the high and low sale prices as reported on the consolidated transaction reporting system for the NYSE.





                                                   1995-QUARTERS
                                                  --------------
                                        1ST          2ND         3RD       4TH
                                        ---          ---         ---       ---
     $2.05 Series
     Dividends Paid Per Share          $2.05        $2.05       $2.05     $2.05
       High                             $25        $25.625     $25.75      $27
       Low                            $22.50         $24         $25     $25.75

     $1.875 Series
     Dividends Paid Per Share          $1.88        $1.87       $1.88     $1.87
       High                             $23        $24.625     $25.125     $28
       Low                            $20.375      $22.375     $23.75    $25.125

     $1.805 Series
     Dividends Paid Per Share          $1.80        $1.81       $1.80     $1.81
       High                           $22.25       $24.125       $25     $27.75
       Low                            $19.875      $21.375     $22.875     $25


                                                                        1997
                                                                       THROUGH
                                          1996-QUARTERS              FEBRUARY 21
                                          --------------             ----------
                                1ST      2ND       3RD       4TH
                                ----     ---       ---       ---
     $2.05 Series
     Dividends Paid Per Share  $2.05    $2.05     $2.05     $2.05       $2.05
       High                   $26.875   $26.50     $26     $26.125     $26.25
       Low                     $25.25  $25.125     $25     $25.125     $25.25

     $1.875 Series
     Dividends Paid Per Share  $1.88    $1.87     $1.88     $1.87       $1.88
       High                    $27.50  $25.625   $25.625    $26.50     $26.50
       Low                     $25.75  $24.875   $23.75    $24.625     $25.375

     $1.805 Series
     Dividends Paid Per Share  $1.80    $1.81     $1.80     $1.81       $1.80
       High                     $26     $25.25   $24.875   $26.375     $25.625
       Low                     $24.75  $24.375     $24       $24       $24.75
     ____________


          DIVIDENDS. Shares of each Series are entitled to receive, when and as declared by the Board, cash dividends at the annual rate specified for that Series, and no more, cumulative and payable quarterly with respect to each quarterly period, on or before the first day of each January, April, July and October, in the case of the $4.56 TES Series, $4.64 Series, $7.98 Series, $6.375 Series, $6.98 Series, $1.805 Series, $1.875 Series and $2.05 Series (the "April Series") and each February, May, August and November, in the case of the $4.00 DPL Series, $4.00 TES Series, $4.00 TPL Series, $4.24 Series, $4.44 Series, $4.50 Series, $4.56 TPL Series, $4.76 Series, $4.80 Series, $4.84 Series, $5.08 Series and Adjustable A Series (the "May Series"). No dividends may be paid on the Company's capital stock except out of its surplus. Under the terms of an indenture relating to the loan to the Company of the proceeds of the capital securities of subsidiary trusts, dividends may not be paid on the Company's capital stock as long as any payments on the Company's Junior Subordinated Debentures issued under such indenture have been deferred. The current annual dividend rate for the Adjustable A Series is $6.50 per share; a new dividend rate will be determined for the period beginning May 1, 1997.

          To date, the Company has made in a timely manner all quarterly dividend payments on each Series.

          The record date for the next regular quarterly dividend is March 12, 1997, for holders of record of Shares of the April Series and April 11, 1997, for holders of record of Shares of the May Series not tendered for sale pursuant to the Offer. Holders of record of Shares of the April Series on March 12 who tender Shares will be entitled to the regular quarterly dividend, payable April 1, 1997, regardless of when such tender is made. Unless the Expiration Date is extended to a date after April 11, 1997 for Shares of any of the May Series, tendering holders of such Shares will not be entitled to the dividend payable on May 1, 1997. However, the purchase price for such Shares includes an amount equal to accrued and unpaid dividends to the date of payment for Shares tendered. Holders of Shares purchased pursuant to the Offer will not be entitled to any dividends in respect of any later periods.

     SECTION 9.     CERTAIN INFORMATION CONCERNING THE COMPANY.

          The Company was incorporated under the laws of the State of Texas in 1982 and has perpetual existence under the provisions of the Texas Business Corporation Act. The Company is an electric utility engaged in the generation, purchase, transmission, distribution and sale of electric energy wholly within the State of Texas. The principal executive offices of the Company are located at Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201; the telephone number is (214) 812-4600.

          The Company is the principal subsidiary of the Offeror. The other electric utility subsidiaries of the Offeror are Southwestern Electric Service Company, which is engaged in the purchase, transmission, distribution and sale of electric energy in ten counties in the eastern and central parts of Texas with a population estimated at 125,000, and Texas Utilities Australia Pty. Ltd., owner of Eastern Energy Ltd., which is engaged in the purchase, distribution and sale of electric energy in the eastern half of the State of Victoria, Australia, to approximately 481,000 customers. The Offeror also has three other subsidiaries which perform specialized functions within the Texas Utilities Company System: Texas Utilities Fuel Company owns a natural gas pipeline system, acquires, stores and delivers fuel gas and provides other fuel services at cost for the generation of electric energy by the Company; Texas Utilities Mining Company owns, leases and operates fuel production facilities for the surface mining and recovery of lignite at cost for use at the Company's generating stations; and Texas Utilities Services Inc. provides financial, accounting, information technology, personnel, procurement and other administrative services at cost. In April 1996, the Offeror announced that it had entered into a merger agreement with Dallas-based ENSERCH Corporation ("ENSERCH"). Under the terms of the agreement, Lone Star Gas Company and Lone Star Pipeline Company, the local distribution and pipeline divisions of ENSERCH, and other businesses, excluding Enserch Exploration Inc., a subsidiary of ENSERCH, will be acquired by a new holding company, which will be named Texas Utilities Company and will own all of the common stock of ENSERCH and the Offeror.

          The Company's service area covers the north central, eastern and western parts of Texas, with a population estimated at 5,890,000 about one-third of the population of Texas. Electric service is provided in 91 counties and 372 incorporated municipalities, including Dallas, Fort Worth, Arlington, Irving, Plano, Waco, Mesquite, Grand Prairie, Wichita Falls, Odessa, Midland, Carrollton, Tyler, Richardson and Killeen. The area is a diversified commercial and industrial center with substantial banking, insurance, communications, electronics, aerospace, petrochemical and specialized steel manufacturing, and automotive and aircraft assembly. The territory served includes major portions of the oil and gas fields in the Permian Basin and East Texas, as well as substantial farming and ranching sections of the State. It also includes the Dallas-Fort Worth International Airport and the Alliance Airport.

                            SUMMARY FINANCIAL INFORMATION
                         OF TEXAS UTILITIES ELECTRIC COMPANY
                (THOUSANDS OF DOLLARS, EXCEPT RATIOS AND PERCENTAGES)

          The following material, which is presented herein solely to furnish limited introductory information, is qualified in its entirety by, and should be considered in conjunction with, the other information appearing in this Offer to Purchase. In the opinion of the Company, all adjustments (constituting only normal recurring accruals) necessary for a fair statement of the results of operations for the twelve months ended September 30, 1996, have been made.

                                       TWELVE MONTHS ENDED
                   -----------------------------------------------------------
                                          DECEMBER 31,
                   -----------------------------------------------------------

                     1991         1992        1993        1994         1995
                     -----       -----        -----      ------       -----
      Income
      statement
      data:

      Operating   $4,891,522   $4,906,695  $5,409,156  $5,613,175   $5,560,462
      Revenues

      Net          (289,173)      821,123     476,526     658,192      454,432
      Income
      (Loss)(a)

      Ratio of
      Earnings
      to Fixed
      Charges
      (a)(b)  .         0.34         2.48        2.00        2.45         2.02

      Ratio of
      Earnings
      to Fixed
      Charges
      and
      Preferred
      Dividends
      (a)(b)  .         0.27         2.06        1.62        2.03         1.77


                                                      SEPTEMBER 30,
                                                          1996
                                                       (UNAUDITED)
                                                    -----------------
      Income statement
      data:

      Operating Revenues  . . . . . . . . . . .             $5,918,587

      Net Income (Loss)(a)  . . . . . . . . . .                868,574

      Ratio of Earnings to Fixed Charges (a)(b)                   3.07

      Ratio of Earnings to Fixed Charges and
      Preferred Dividends (a)(b)  . . . . . . .                   2.76


                                                             ADJUSTED(C)
                                                       -----------------------
                                      OUTSTANDING AT
                                      SEPTEMBER 30,       AMOUNT      PERCENT
                                           1996          --------     --------
                                      -------------

      Capitalization (Unaudited):
        Long-term Debt  . . . . . .   $6,355,266    $6,310,594        44.9%

        Preferred Stock

          Not subject to mandatory       464,427       464,427
      redemption  . . . . . . . . .

          Subject to mandatory           250,844       238,391
      redemption  . . . . . . . . .     --------      ---------

            Total Preferred Stock .      715,271       702,818         5.0

      Company Obligated Mandatorily
      Redeemable
      Preferred Securities of
      Trusts (d)  . . . . . . . . .      381,259       881,259         6.3

      Common Stock Equity . . . . .    6,152,234     6,152,234        43.8
                                      ----------    -----------      ------
        Total Capitalization  . . .  $13,604,030   $14,046,905       100.0%
                                     ============  ============      =======
     ----------------

     (a) The net loss for the twelve-month period ended December 31, 1991 was due primarily to the recognition of a charge against earnings, representing a provision for regulatory disallowances and for fuel gas costs disallowed in the Company's Docket 9300 rate case. Additionally, the twelve-month periods ended December 31, 1991 and December 31, 1992 were affected by the discontinuation of the accrual of allowance for funds used during construction (AFUDC) and the commencement of depreciation on approximately $1.3 billion of investment in Unit 1 of the Comanche Peak nuclear generating station (Comanche Peak) and facilities which are common to Comanche Peak Units 1 and 2 incurred after the end of the June 30, 1989 test year and, therefore, not included in the Company's Docket 9300 rate case. Effective January 1992, the Company began recording base rate revenue for energy sold but not billed to achieve a better matching of revenues and expenses. The effect of this change in accounting increased net income for the twelve months ended December 31, 1992, by approximately $102 million, of which approximately $80 million represents the cumulative effect of the change in accounting at January 1, 1992. The twelve-month period ended December 31, 1993 was affected by the recording of regulatory disallowances in Docket 11735. The twelve-month period ended December 31, 1995 was affected by the impairment of several nonperforming assets, including the Company's partially completed Twin Oak and Forest Grove lignite-fueled facilities, as well as several minor assets. Such impairment, on an after-tax basis, amounted to $316 million. (See the 1995 10-K.)
     (b) The Company's earnings were inadequate to cover its fixed charges and its fixed charges and preferred dividends for the twelve month period ended December 31, 1991. The deficiencies in such coverage were $499,062,000 and $706,809,000, respectively. The computations of the ratios of earnings to fixed charges and earnings to fixed charges and preferred dividends do not include interest payments made by affiliated companies on senior notes, which are recovered currently through the fuel component of rates.
     (c) To give effect to (i) the issuance of $500,000,000 liquidation preference amount of Preferred Securities by subsidiaries of the Company and (2) the redemption or repurchase of long-term debt and preferred stock by the Company since September 30, 1996. Adjusted amounts do not reflect any possible future sales from time to time by the Company of up to an additional $98,850,000 of Medium-Term Notes, $350,000,000 principal amount of First Mortgage Bonds and $25,000,000 of the Company's cumulative preferred stock, for which registration statements are effective pursuant to Rule 415 under the Securities Act of 1933, as amended (1933 Act). No adjustment has been made for any possible future redemptions or purchases by the Company.
     (d) The sole assets of such trusts consist of junior subordinated debentures of the Company in principal amounts, and having other payment terms, corresponding to the securities issued by such trusts.

          ADDITIONAL INFORMATION. The Company is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports and other information with the Commission. The Offeror also has filed a Rule 13E-3 Transaction Statement on Schedule 13E-3 and, with the Company, an Issuer Tender Offer Statement on Schedule 13E-4 with the Commission, which include certain additional information relating to the Offer.

          Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. and at its regional offices at 500 West Madison Street, Chicago, Illinois and 7 World Trade Center, New York, New York. Copies of such reports and other information also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549-1004 at prescribed rates. In addition, the Commission maintains a World Wide Web site (htp://www.sec.gov) that contains reports and other information filed by the Company. Such reports and other information also may be inspected at the NYSE, where certain of the Company's securities are listed. The Offeror's Schedules 13E-3 and 13E-4 will not be available at the Commission's Regional Offices.

          The Offeror undertakes to provide without charge to each person, including any beneficial owner, to whom this Offer to Purchase is delivered, upon written or oral request of such person, a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1995 or for the year ended December 31, 1996 (the "1996 10-K"), if such request is made after the filing of the 1996 10-K with the Commission, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996, other than exhibits to such documents. Such requests should be directed to Mr. James H. Scott, Secretary, 1601 Bryan Street, Dallas, Texas, 75201, telephone number (214) 812-4600.

     SECTION 10.    SOURCE AND AMOUNT OF FUNDS.

          Assuming that the Offeror purchases all of the Shares of each Series, the total amount required by the Offeror to purchase all Shares subject to the Offer will be approximately $562,499,350, exclusive of fees and other expenses. The Offeror expects to fund the purchase of Shares tendered and accepted pursuant to the Offer through the use of its general funds and funds borrowed through the issuance of commercial paper and under lines of credit, including any bank revolving credit agreements. The Offeror and the Company have $720 million currently available under joint lines of credit for use by the Offeror and the Company. If necessary, the Offeror may negotiate increases to existing credit arrangements in order to fund the Offer.

     SECTION 11.    TRANSACTIONS AND AGREEMENTS CONCERNING THE SHARES.

          The following table sets forth information regarding redemptions and purchases by the Company of the Shares during 1995 and 1996.

                                                1995   QUARTERS
                                -----------------------------------------------
                                       1ST            2ND        3RD      4TH
                                      ----            ----      ----      ----
     $7.98 Series
     Number of Shares                  -               -          -        -
     Range of Prices                   -               -          -        -
     Average Price                     -               -          -        -

     Adjustable Series A
     Number of Shares                  -               -          -        -
     Range of Prices                   -               -          -        -
     Average Price                     -               -          -        -

     $1.875 Series
     Number of Shares                   340,000        -           -        -
     Range of Prices                 $22.700 to
                                      $20.9950         -           -        -
     Average Price                     $22.2200        -           -        -

     $1.805 Series
     Number of Shares                   250,000       -             -        -
     Range of Prices                   $20.2000        -            -        -
     Average Prices                    $20.2000        -            -        -


                                      1996   QUARTERS             1997 THROUGH
                           -------------------------------------   FEBRUARY 21
                             1ST      2ND         3RD        4TH
                             ---      ---         ----       ---
     $7.98 Series
     Number of Shares         -        -           26,000      -         -
     Range of Prices          -        -        $110.2500      -         -
     Average Price            -        -        $110.2500      -          -

     Adjustable Series A
     Number of Shares         -        -          115,300      -          -
     Range of Prices          -        -         $95.5000      -          -
     Average Price            -        -         $95.5000      -          -

     $1.875 Series
     Number of Shares         -        -            -          -           -
     Range of Prices          -        -            -          -           -
     Average Price            -        -            -          -           -

     $1.805 Series
     Number of Shares         -        -           30,000      -           -
     Range of Prices          -        -         $24.5625      -           -
     Average Prices           -        -         $24.5625      -           -



          In addition to the above transactions, on December 12, 1995, the Company completed an exchange offer for the Depositary Shares pursuant to which 6,090,366 shares of the $1.875 Series, 5,379,170 shares of the $1.805 Series and 3,644,511 shares of the $2.05 Series were retired. Tendering holders received $27.50, in the case of the $1.875 Series, $27.25 in the case of the $1.805 Series and $26.50 in the case of the $2.05 Series or, in each case, a share of trust originated preferred securities plus, in the case of the $1.875 Series and the $1.805 Series, an additional cash component.

          Based upon the Offeror's and the Company's records and upon information provided to the Offeror and the Company by their directors and executive officers, neither the Offeror nor the Company, nor, to the Offeror's or the Company's knowledge, any director or executive officer of the Offeror or the Company, or associate of the foregoing, or any subsidiary or affiliate of the Offeror or the Company has engaged in any transactions involving Shares during the 60 days preceding the date hereof. Neither the Offeror or the Company nor, to the best of the Offeror's or the Company's knowledge, any director or executive officer of the Offeror or the Company, or associate of the foregoing, or, any subsidiary or affiliate of the Offeror or Company is a party to any contract, arrangement, understanding or relationship relating directly or indirectly to the Offer with any other person with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any of such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations). As of February 21, 1997, none of the Offeror or Company or, to the best of the Offeror's or the Company's knowledge, any director or executive officer of the Offeror or the Company, or associate of the foregoing, or any subsidiary or affiliate of the Offeror or the Company, or any pension, profit sharing or similar plan of the Offeror or its affiliates, owns any Shares, and therefore such persons do not intend to tender or sell any Shares pursuant to the Offer.

     SECTION 12.    EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS.

          The Offeror expressly reserves the right, in its sole discretion and at any time or from time to time prior to the Expiration Date, to extend the period of time during which the Offer is open or otherwise amend or terminate the Offer for any reason with respect to any Series by giving oral or written notice to the Depositary and making a public announcement thereof. There can be no assurance, however, that the Offeror will exercise such right to extend the Offer or, if one Offer is extended, that any other Offer also will be extended.

          If the Offeror makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, with respect to a Series (including an increase or decrease in the consideration offered or change in the solicitation fee), the Offeror will extend the Offer with respect to such Series to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) under the Exchange Act. Under these rules, the minimum period for which the Offer must remain open following a material change or waiver, other than an increase or decrease in the consideration offered or change in the solicitation fee, will depend upon the facts and circumstances, including the relative materiality of the change or waiver. With respect to an increase or decrease in the consideration offered or change in the solicitation fee, the Offer will be extended such that the Offer remains open for a minimum of ten business days following the public announcement of such change. During any such extension, all Shares of that Series previously tendered will remain subject to the Offer, except to the extent that such Shares may be withdrawn as set forth in Section 5 "Withdrawal Rights."

          If, with respect to a Series, the Offeror extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares of that Series or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Offeror's rights under the Offer, the Depositary may, on behalf of the Offeror, retain all Shares of that Series tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 12, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that an issuer making a tender offer either shall pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of the tender offer.

          THE OFFER FOR ONE SERIES IS INDEPENDENT OF THE OFFER FOR ANY OTHER SERIES. IF THE COMPANY EXTENDS, AMENDS OR TERMINATES THE OFFER WITH RESPECT TO ONE SERIES FOR ANY REASON, THE OFFEROR WILL HAVE NO OBLIGATION TO EXTEND, AMEND OR TERMINATE THE OFFER FOR ANY OTHER SERIES.

          The Offeror also expressly reserves the right, with respect to any Series, in its sole discretion, upon the occurrence of any of the conditions specified in Section 7 "Certain Conditions of the Offer," to, among other things, terminate the Offer and not accept for payment or pay for any Shares tendered or, subject to Rule 13e-4(f)(5) under the Exchange Act, which requires the Offeror either to pay the consideration offered or to return the Shares tendered promptly after the termination or withdrawal of the Offer, to postpone acceptance for payment of or payment for Shares by, in the case of any termination, giving oral or written notice of such termination to the Depositary and making a public announcement thereof.

          Extensions and terminations of and amendments to the Offer may be effected by public announcement. Without limiting the manner in which the Offeror may choose to make public announcement of any extension, termination or amendment, the Offeror shall have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement, other than by making a release to the Dow Jones News Service, except in the case of an announcement of an extension of the Offer with respect to any Series, in which case the Offeror shall have no obligation to publish, advertise or otherwise communicate such announcement other than by issuing a notice of such extension by press release or other public announcement, which notice shall be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date with respect to that Series. Material changes to information previously provided to holders of the Shares in this Offer to Purchase or in documents furnished subsequent thereto will be disseminated to holders of Shares in compliance with Rule 13e-4(e)(2) promulgated by the Commission under the Exchange Act.

     SECTION 13.    CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES.

          EACH HOLDER OF SHARES IS URGED TO CONSULT AND RELY ON SUCH HOLDER'S OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO THE HOLDER OF TENDERING SHARES PURSUANT TO THE OFFER.

          IN GENERAL. The following summary describes certain U.S. federal income tax consequences relating to the Offer. The summary deals only with Shares held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), and does not address tax consequences that may be relevant to investors in light of particular investment or tax circumstances, or to certain types of investors, such as non-United States Holders (as defined herein), certain financial institutions or broker-dealers, tax-exempt organizations, insurance companies, dealers in securities or currencies, or shareholders holding the Shares as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes. Each shareholder should consult its own tax advisor with regard to the Offer and the application of U.S. federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdiction, to its particular situation.

          UNITED STATES HOLDERS. As used herein, a "United States Holder" means a beneficial owner that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income tax, regardless of its source, or a trust, the administration of which is subject to the primary supervision of a court within the United States and for which one or more U.S. fiduciaries have the authority to control all substantial decisions.

          CHARACTERIZATION OF THE TENDER. A sale of Shares by a shareholder of the Company to the Offeror pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. Generally, a sale of shares by a shareholder to a person unrelated to the issuer is treated as a "sale or exchange" of such shares for U.S. federal income tax purposes. A sale of shares of stock by a shareholder to an affiliate of the issuer, however, may be considered to be a redemption, which would be treated as a "sale or exchange" if the receipt of cash upon such sale (a) results in a "complete redemption" of such shares and any other stock in the issuer owned by the shareholder (i.e., a complete termination of the shareholder's interest), or (b) is "not essentially equivalent to a dividend" with respect to the shareholder. Treasury regulations state that, where a shareholder owns solely nonvoting preferred stock of a corporation, a redemption of one-half of such preferred stock will ordinarily be treated as not essentially equivalent to a dividend and, therefore, treated as a sale or exchange. In addition, the Internal Revenue Service has ruled that a redemption of preferred stock is not essentially equivalent to a dividend and is treated as a sale or exchange if the shareholder owns (actually or constructively) solely such preferred stock, or not more than one percent of the class of preferred stock being redeemed and not more than one percent of any other class of the issuer's stock.

          Based upon the foregoing, a sale of Shares pursuant to the Offer should generally be treated as a sale or exchange and not as a dividend. The tendering shareholder will be treated as having sold its shares and will recognize gain or loss equal to the difference between the amount of cash received by the shareholder pursuant to the Offer (except to the extent of cash payments received that are attributable to declared dividends, as described below) and the shareholder's tax basis in the Shares sold pursuant to the Offer. Any such gain will be capital gain or loss, and will be long-term capital gain or loss if the Shares have been held for more than one year.

          SHAREHOLDER DIVIDEND TREATMENT. If any dividends on the Shares have been declared prior to the Offer, cash received by the tendering shareholder with respect to rights to dividends declared prior to the Offer will be treated as dividends to the extent of the shareholder's allocable portion of the Company's current and accumulated earnings and profits as determined under U.S. federal income tax principles and not as proceeds from the sale of Shares. The cash amount of such dividend is includable in the shareholder's gross income as ordinary income.

          BACKUP WITHHOLDING. ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE AND SIGN THE SUBSTITUTE FORM W-9 THAT IS INCLUDED IN THE LETTER OF TRANSMITTAL (OR, IN THE CASE OF A FOREIGN SHAREHOLDER, FORM W-8 OBTAINABLE FROM THE DEPOSITARY) MAY BE SUBJECT TO A

     REQUIRED FEDERAL INCOME TAX  BACKUP  WITHHOLDING  OF 31%  OF  THE  GROSS
     PROCEEDS  PAYABLE  TO SUCH SHAREHOLDER   OR  OTHER  PAYEE  PURSUANT
     TO  THE  OFFER.     See  Section     6 "Acceptance for Payment  of Shares
     and Payment of Purchase Price" with respect to the application of U.S. federal income tax backup withholding.

          THE DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. THE TAX CONSEQUENCES OF A SALE PURSUANT TO THE OFFER MAY VARY DEPENDING UPON, AMONG OTHER THINGS, THE PARTICULAR CIRCUMSTANCES OF THE TENDERING SHAREHOLDER. NO INFORMATION IS PROVIDED HEREIN AS TO THE STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE TRANSACTION CONTEMPLATED BY THE OFFER. SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF SALES MADE BY THEM PURSUANT TO THE OFFER.

     SECTION 14.    FEES AND EXPENSES.

         The Offeror has retained The Bank of New York as Depositary, D.F. King & Co., Inc. as Information Agent, and Merrill Lynch & Co., Salomon Brothers Inc and Smith Barney Inc. as Dealer Managers, in connection with the Offer. The Information Agent and Dealer Managers will assist shareholders who request assistance in connection with the Offer and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Offeror has agreed to pay the Dealer Managers, upon acceptance for payment of Shares pursuant to the Offer, a fee equal to $.50 per Share for any Shares of Preferred Stock and $.125 per Share for any Depositary Shares accepted in the Tender Offer. The Dealer Managers also will be reimbursed by the Offeror for their reasonable out-of-pocket expenses, including attorneys' fees. The Dealer Managers have rendered, are currently rendering and are expected to continue to render various investment banking and other advisory services to the Offeror and the Company. They have received, and will continue to receive, customary compensation from the Offeror and the Company for such services. The Depositary and the Information Agent will receive reasonable and customary compensation for their services in connection with the Offer and also will be reimbursed for reasonable out-of-pocket expenses, including attorneys' fees. The Offeror has agreed to indemnify the Depositary, the Information Agent and the Dealer Managers against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. Neither the Depositary nor the Information Agent has been retained to make solicitations, and none of the Depositary, the Information Agent or the Dealer Managers have been retained to make recommendations with respect to the Offer, in their respective roles as Depositary, Information Agent and Dealer Managers.

          The Offeror will pay a solicitation fee ("Solicitation Fee") for any Shares, that are tendered, accepted for payment and paid for pursuant to the Offer. The Solicitation Fee shall be equal to $.50 per Share for any Shares of the $6.375 Series and the $6.98 Series, $1.50 per Share for any Shares of any other Series of Preferred Stock, except the Adjustable A Series, and $.375 per Share for any of the Depositary Shares, validly tendered and accepted by the Offeror pursuant to the Offer in transactions for beneficial owners of fewer than 2,500 Shares of Preferred Stock or 10,000 Depositary Shares. With respect to transactions for beneficial owners of 2,500 or more Shares of Preferred Stock or 10,000 or more Depositary Shares, the Solicitation Fee shall be $1.00 per Share for any Series of Preferred Stock other than the $6.375 Series, the $6.98 Series and the Adjustable A Series, and $.25 per Share for any Series of Depositary Shares; provided such fees shall be paid 80% to the Dealer Managers and 20% to the Soliciting Dealers (any of which may be a Dealer Manager). For purposes of this Section 14, "Soliciting Dealer" includes
     (a) any broker or dealer in securities, including the Dealer Managers in their capacity as a broker or dealer, which is a member of any national securities exchange or of the NASD, (b) any foreign broker or dealer not eligible for membership in the NASD which agrees to conform to the NASD's Rules of Fair Practice in soliciting tenders outside the United States to the same extent as if it were an NASD member, or (c) any bank or trust company. No such fee shall be payable to a Soliciting Dealer in respect of Shares registered in the name of such Soliciting Dealer unless such Shares are held by such Soliciting Dealer as nominee and such Shares are being tendered for the benefit of one or more beneficial owners identified in the Letter of Transmittal or in the Notice of Solicited Tenders (included in the materials provided to brokers and dealers). No such fee shall be payable to a Soliciting Dealer with respect to the tender of Shares by a holder unless the Letter of Transmittal accompanying such tender designates such Soliciting Dealer. No such fee shall be payable to the Soliciting Dealer unless the Soliciting Dealer returns a Notice of Solicited Tenders to the Depositary within three NYSE trading days after the applicable Expiration Date. No such fee shall be payable to a Soliciting Dealer to the extent such Soliciting Dealer is required for any reason to transfer the amount of such fee to any person (other than itself). No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of the Offeror, the Company, the Depositary, the Information Agent or the Dealer Managers for purposes of the Offer.

          Soliciting Dealers will include any of the organizations described in clauses (a), (b) and (c) above even when the activities of such organizations in connection with the Offer consist solely of forwarding to clients materials relating to the Offer, including the letter of Transmittal and tendering Shares as directed by beneficial owners thereof. No Soliciting Dealer is required to make any recommendation to holders of Shares as to whether to tender or refrain from tendering in the Offer. No assumption is made, in making payment to any Soliciting Dealer, that its activities in connection with the Offer included any activities other than those described above, and for all purposes noted in all materials relating to the Offer, the term "solicit" shall be deemed to mean no more than "processing shares tendered" or "forwarding to customers materials regarding the Offer."

          The Offeror will pay (or cause to be paid) any stock transfer taxes on its purchase of Shares, except as otherwise provided in Instruction 6 to the Letter of Transmittal.

          Assuming that all Shares of each Series pursuant to the Offer are tendered and purchased by the Offeror, it is estimated that the expenses incurred by the Offeror in connection with the Offer will be approximately as set forth below. The Offeror will be responsible for paying all such expenses.


       Dealer Managers' fees . . . . . . . . . .                 $2,806,940
       Solicitation fees   . . . . . . . . . . .                  5,093,770
       Printing and mailing fees   . . . . . . .                     40,000
       Filing fees   . . . . . . . . . . . . . .                    112,500
       Legal, accounting and miscellaneous   . .                    299,290
                                                                -----------
            Total  . . . . . . . . . . . . . . .                 $8,352,500

     SECTION 15.    MISCELLANEOUS.

          The Offer is not being made to, nor will the Offeror accept tenders from, owners of Shares in any jurisdiction in which the Offer or its acceptance would not be in compliance with the laws of such jurisdiction. The Offeror is not aware of any jurisdiction where the making of the Offer or the tender of Shares would not be in compliance with applicable law. If the Offeror becomes aware of any jurisdiction where the making of the Offer or the tender of Shares is not in compliance with any applicable law, the Offeror will make a good faith effort to comply with such law. If, after such good faith effort, the Offeror cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction in which the securities, Blue Sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on the Offeror's behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                           THE DEPOSITARY FOR THE OFFER IS:

                                 THE BANK OF NEW YORK

                               FACSIMILE TRANSMISSION:
                                    (for Eligible
                                 Institutions Only)
                                   (212) 815-6213

             BY MAIL:             FOR CONFIRMATION        BY HAND OR OVERNIGHT
         Tender & Exchange           TELEPHONE:                 COURIER:
            Department             (800) 507-9357          Tender & Exchange
          P.O. Box 11248                                       Department
       Church Street Station                               101 Barclay Street
        New York, New York                                Receive and Deliver
            10286-1248                                           Window
                                                        New York, New York 10286

          Any questions or requests for assistance may be directed to the Information Agent or the Dealer Managers at the respective telephone numbers and addresses listed below. Requests for additional copies of this Offer to Purchase, any Letter of Transmittal or other tender offer materials may be directed to the Information Agent, and such copies will be furnished promptly at the Offeror's expense. Each shareholder may also contact its local broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                       THE INFORMATION AGENT FOR THE OFFER IS:

                                D.F. KING & CO., INC.
                                   77 Water Street
                               New York, New York 10005
                            Call Toll-Free: (800) 659-6590


                        THE DEALER MANAGERS FOR THE OFFER ARE:

                                 MERRILL LYNCH & CO.
                                World Financial Center
                                   250 Vesey Street
                              New York, New York  10281
                                    (888) ML4 TNDR
                                    (888) 654-8637


              SALOMON BROTHERS INC                   SMITH BARNEY INC.
            Seven World Trade Center               388 Greenwich Street
           New York, New York   10048            New York, New York  10013
                 (800) 558-3745                       (800) 655-4811